Exhibit 99.1

NEWS RELEASE

Date:	May 26, 2011 FOR IMMEDIATE RELEASE
Contact:	Dave Mossberg Three Part Advisors, LLC 817-310-0051

XETA Technologies Shareholders Approve Acquisition by PAETEC

Tulsa, Okla. – XETA Technologies, Inc. (Nasdaq: XETA), a national provider of converged communications solutions for the enterprise marketplace, announced that its shareholders have approved the merger agreement entered into on February 8, 2011 between PAETEC Holding Corp. (PAETEC), Hera Corporation and XETA Technologies, pursuant to which PAETEC, through one of its subsidiaries, will acquire all of the outstanding common shares of XETA Technologies at a price of $5.50 cash per share.

More than seventy percent (70%) of the outstanding shares of XETA Technologies were represented at the special meeting of shareholders held earlier today, with approximately 99% of those shares voting in favor of the merger agreement.

Subject to the satisfaction or waiver of certain conditions set forth in the merger agreement and discussed in detail in XETA’s Definitive Proxy Statement on Schedule 14A filed by XETA with the Securities and Exchange Commission on April 18, 2011, XETA expects to close the merger on May 31, 2011. Upon completion of the merger, XETA will become a private company, wholly-owned by a subsidiary of PAETEC Holding, and its common stock will no longer be traded on NASDAQ.

About XETA Technologies, Inc.

XETA Technologies, Inc., sells, installs and services advanced communication technologies for small, medium and Fortune 1000 enterprise customers. XETA maintains the highest level of technical competencies with multiple vendors, including Avaya/Nortel, Mitel, Hitachi, Samsung, HP, Polycom, Microsoft, Alcatel-Lucent, ShoreTel, LifeSize and Juniper. With a 29-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. XETA’s in-house 24/7/365 contact center, combined with a nationwide service footprint, offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq GM:XETA) is available at www.xeta.com.

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